Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 6, 2009 relating to the financial statement of STR Holdings (New) LLC and subsidiary, which appears in the STR Holdings, Inc. Registration Statement on Form S-1 (Reg. No. 333-162376).

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
November 5, 2009